		Exhibit 99(a)
HSBC Finance Corporation HSBC Automotive Trust 2005-2

Original Principal Class A
Class A-1	283,300,000
Class A-2	241,500,000
Class A-3	291,200,000
Class A-4	128,640,000

Number of Class A Bonds (000's)
Class A-1	283,300
Class A-2	241,500
Class A-3	291,200
Class A-4	128,640

Distribution Date		2005 Total
Days

CLASS A
Class A-1 Principal Distribution		208,171,174.30
Class A-1 Interest Distribution		3,115,691.25

Class A-2 Principal Distribution		0.00
Class A-2 Interest Distribution		3,906,933.33

Class A-3 Principal Distribution		0.00
Class A-3 Interest Distribution		4,948,782.21

Class A-4 Principal Distribution		0.00
Class A-4 Interest Distribution		2,276,213.33